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                                                                    EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                       OF
                         SUMMIT HOLDING SOUTHEAST, INC.

     The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Florida Business Corporation Act.

                                   ARTICLE I
                                      NAME

     The corporate name for the corporation (hereinafter called the "Corporation") is Summit Holding Southeast, Inc.

                                   ARTICLE II
                                PRINCIPAL OFFICE

     The street address and the mailing address of the principal office of the Corporation is 2310 A-Z Park Road, Lakeland, Florida 33801.

                                  ARTICLE III
                            BUSINESS AND ACTIVITIES

     The purposes for which the Corporation is organized shall include the authority of the Corporation to engage in any lawful business or activity for which corporations may be organized under the laws of the United States and of the State of Florida.

                                   ARTICLE IV
                                 CAPITAL STOCK

     4.01 TOTAL NUMBER OF SHARES. The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is Twenty-Five Million (25,000,000), consisting of the following classes:

          (a) Twenty Million (20,000,000) Shares of common stock, par value $.01 per share, with unlimited voting rights ("Common Stock"); and

          (b) Five Million (5,000,000) Shares of preferred stock, par value $10 per share ("Preferred Stock").

     4.02 PREFERRED STOCK. Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Board of Directors may determine by resolution or resolutions from time to time adopted.

     The Board of Directors is expressly authorized to fix and state, by resolution or resolutions from time to time adopted prior to the issuance of any Shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

          (1) The distinctive designation and number of Shares of Preferred Stock which shall constitute a series, which number may from time to time be increased (but not above the total number of Shares of Preferred Stock authorized by these Articles of Incorporation and with respect to which the powers,

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     designations, preferences and rights have not been set forth in any series)
     or decreased (but not below the number of Shares of such series then outstanding), by like action of the Board of Directors and by a certificate likewise executed, acknowledged, filed and recorded as specified by the Florida Business Corporation Act;

          (2) The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of any preference, subordination, or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Shares of any class or series;

          (3) Redemption provisions, if any, including whether or not Shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, Shares of such series may be redeemed;

          (4) Conversion, exchange, purchase, or other privileges, if any, to acquire Shares of any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

          (5) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding-up or voluntary or involuntary liquidation of the Corporation, or the distribution, sale or lease of all or substantially all assets of the Corporation; and

          (6) The terms of the sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Shares.

     All Shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may accumulate, if made cumulative.

     Issued Shares of any series of Preferred Stock which are acquired by the Corporation may, as provided by Board of Directors' resolution or resolutions and applicable law, be returned to authorized but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event the number of Shares of any series of Preferred Stock is decreased, the Board of Directors may by resolution or resolutions cause the Shares representing such decrease to be designated or undesignated as to series.

     4.03 Dividends. Dividends upon all classes and series of Shares shall be payable only from funds lawfully available therefor, which funds shall include, without limitation, the Corporation's capital surplus. Dividends upon any class or series of Shares may be paid in cash, property or Shares of any class or series of, or other securities or evidences of, indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

                                   ARTICLE V
                               TERM OF EXISTENCE

     The effective date upon which the Corporation shall come into existence shall be the date these Articles of Incorporation are filed with the office of the Secretary of State and it shall exist perpetually thereafter unless dissolved according to law.

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                                   ARTICLE VI
                      INITIAL REGISTERED OFFICE AND AGENT

     The name of the initial registered agent of the Corporation is William B. Bull, and the street address of the initial registered office of the Corporation in the State of Florida is 2310 A-Z Park Road, Lakeland, Florida 33801.

     The written acceptance of the said initial registered agent, as required by the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

                                  ARTICLE VII
                                   DIRECTORS

     7.01 The number of directors of the Corporation shall not be less than three nor more than nine, the precise number to be fixed by resolution of the Board of Directors.

     7.02 The election of directors by the shareholders is approved if a quorum exists, as provided in the Bylaws of the Corporation, and the votes cast favoring the election of a director exceeds the votes cast opposing the election of a director.

     7.03 The directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The term of office for the Class I directors shall expire at the first annual meeting of the shareholders in 1997; the term of office for the Class II directors shall expire at the annual meeting of shareholders in 1998; and the term of office for the Class III directors shall expire at the annual meeting of shareholders in 1999. At each annual meeting of shareholders commencing with the meeting held in 1997, the successors to the directors whose terms are expiring shall be elected to terms expiring at the third succeeding annual meeting of shareholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     7.04 A director of the Corporation may be removed from office only for cause by the shareholders of the Corporation at any annual or special meeting of shareholders by the affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon. Notice of any such annual or special meeting of shareholders shall state that the removal of a director or directors for cause is among the purposes of the meeting. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. For purposes of this Section only, "cause" shall mean final conviction of a felony, request or demand for removal by any governmental or regulatory authority having jurisdiction over the Corporation, or a breach of fiduciary duty involving personal profit.

     7.05 The liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act. If the Florida Business Corporation Act is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended.

                                  ARTICLE VIII
                             ACTION BY SHAREHOLDERS

     8.01 If, and only if, the total number of shareholders of all classes of stock of the Corporation is less than fifty (50), action required or permitted to be taken at a meeting of shareholders may be taken without a

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meeting if the action is taken by persons who would be entitled to vote at a meeting having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notwithstanding anything else set forth in this
Article VIII, the Bylaws or the Florida Business Corporation Act, if the total number of shareholders of all classes of stock of the Corporation is equal to or greater than fifty (50), action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. Any action by shareholders without a meeting must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. The Corporation shall give written notice of actions taken as required by the Act.

     8.02 Special meetings of shareholders or a special meeting in lieu of the annual meeting of shareholders may be called at any time by the Board of Directors or President, as set forth in the Bylaws, and shall be called by the Corporation, upon the written request of the holders of twenty-five percent (25%) of all the votes entitled to be cast on the issue or issues proposed to be considered at the proposed special meeting.

                                   ARTICLE IX
                                  INCORPORATOR

     The name and address of the incorporator signing these Articles of Incorporation are: Susan J. Wilson, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309.

     THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act, does make these Articles, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my
hand as of this   day of November, 1996.

                                          --------------------------------------
                                          Susan J. Wilson

                     ACCEPTANCE OF INITIAL REGISTERED AGENT

     Having been named as registered agent and to receive service of process for the above stated corporation at the place designated in these provisions, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                          --------------------------------------
                                          William B. Bull

Dated:                  , 1996

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